C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Contact: Angie Freeman, vice president investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

Scott P. Anderson Joins Board of Directors

MINNEAPOLIS, January 20, 2012 - C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW) announced today that its Board of Directors has appointed a new director, Scott P. Anderson, effective January 18, 2012. Anderson, 45, currently is president and chief executive officer of Patterson Companies, Incorporated (Nasdaq: PDCO) and also serves as a member of the Patterson Board of Directors.

"We are very pleased to have Scott join the C.H. Robinson Board," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. "As CEO of a successful, well-respected public company, Scott leads an organization with a business model that has comparable opportunities and challenges to Robinson's. In addition, Scott brings substantial sales and marketing expertise. He is a strong addition to the Board and will serve our shareholders well."

Anderson was elected President and Chief Executive Officer of Patterson Companies, Inc. in April, 2010. Anderson has worked with Patterson Companies since 1993. Prior to 2006 when he became president of Patterson Dental Supply, Inc., he held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Anderson became one of the company's directors in June 2010. He also currently serves as the Chairman Elect of the Dental Trade Alliance. Anderson earned his Master of Business Administration from Northwestern University, Kellogg School of Management and his bachelor's degree from Gustavus Adolphus College.

Founded in 1905, C.H. Robinson Worldwide, Inc., is a global provider of multimodal transportation services and logistics solutions, serving over 36,000 customers through a network of 235 offices in North America, Europe, Asia, South America, the Middle East, and Australia. C.H. Robinson is one of the largest third-party logistics companies in the world, with annual total revenues of approximately $10 billion. For more information about our company, visit our Web site at www.chrobinson.com.

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C.H. Robinson Worldwide

January 20, 2012

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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